EXHIBIT (j)



                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby  consent to the  incorporation  by  reference  in this  Post-Effective
Amendment No. 59 to the registration statement on Form N-1A ("Registration Statement") of our report dated November 18, 2003, relating to the financial statements and financial highlights of the Eaton Vance Income Fund of Boston (the "Fund") and of our report dated November 18, 2003, relating to the financial statements and supplementary data of the Boston Income Portfolio, which appear in the September 30, 2003 Annual Report to Shareholders of the Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Other Service Providers" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
------------------------------
PRICEWATERHOUSECOOPERS LLP


January 26, 2004
Boston, Massachusetts